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                                                                    EXHIBIT 3.14

                          CERTIFICATE OF DETERMINATION
                                       OF
                                 CHATCOM, INC.
                            A CALIFORNIA CORPORATION



     The undersigned, Richard F. Gordon, Jr. and James R. Spievak, hereby certify that:

     a. They are the duly elected and acting Chairman of the Board and Assistant Secretary, respectively, of ChatCom, Inc., a California corporation (the "Company").

     b. The number of shares of Series G Convertible Preferred Stock of the Company is 500, of which no shares have been issued.

     c. Pursuant to authority given by the Company's Articles of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following recitals and resolutions:

     WHEREAS, the Articles of Incorporation, as amended, of the Company provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series and to determine the designation thereof, or any of them.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a series of Preferred Stock as follows:

     1.   Designation of Series; Rank of Series.  The designation of such
          -------------------------------------
series of Preferred Stock is Series G Convertible Preferred Stock ("Series G Preferred Stock"). The number of shares constituting such series is 500, with a stated value of $1,000 per share. Shares of Series G Preferred Stock converted, redeemed or purchased by the Company shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. Shares of the Series G Preferred Stock shall rank pari passu and share in dividends and other distributions on a pro rata basis with the Series D Convertible Preferred Stock, the Series E Convertible
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Redeemable Preferred Stock, the Series F Convertible Redeemable Preferred Stock
and with shares of any other series of preferred stock hereafter issued by the Company with substantially equivalent rights, preferences, privileges and restrictions as those of this Series.

     2.   Dividends.  Each holder of the outstanding Series G Preferred Stock
          ---------
shall be entitled to receive, in cash or shares of the Company's Common Stock ("Common Stock"), at the Company's option, cumulative dividends at the annual rate of 9.5% of the stated value of the Series G Preferred Stock per share of Series G Preferred Stock, payable semiannually on January 31 and July 31 of each year after the Closing Date (as defined below) on which such shares were issued, without any further action or declaration by the Company's Board of Directors or shareholders of the Company, out of funds legally available therefor. Such dividends shall be cumulative so that if such dividends shall not have been declared and paid for all shares of Series G Preferred Stock at the time outstanding, the deficiency shall be declared and paid for such shares before the Company makes any Distribution (as hereinafter defined) to the holders of Common Stock or Preferred Stock of any other series junior to the Series G Preferred Stock. Accrued but unpaid dividends shall not bear interest. "Distribution" in this paragraph 2 means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Company) or the purchase or redemption of shares of the Company for cash or property (except for shares acquired by the Company from employees, officers or directors of the Company pursuant to the terms of any employee incentive plan, agreement or arrangement of the Company existing as of the Closing Date (as defined below), or a redemption of shares of the Company for cash to the extent required to avoid loss of tax net operating loss carryovers pursuant to Section 382 of the Internal Revenue Code of 1986, as amended) including any such transfer, purchase or redemption by a subsidiary of the Company. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Company, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Company acquires the shares in such exchange. The Board of Directors may fix a record date for the determination of holders of Series G Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof. Upon notice of conversion or redemption, if not previously declared, the Board of Directors shall declare, out of funds legally available therefor, dividends on the Series G Preferred Stock in shares of Common Stock, or at the Company's option if permitted by law, in

                                       2.
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cash, at the annual rate of 9.5% of the stated value of the Series G Preferred
Stock from the date of issuance to the date of conversion or redemption of such shares of Series G Preferred Stock. If upon redemption or conversion of shares of Series G Preferred Stock the Company elects to pay accrued dividends on such shares in shares of Common Stock, the number of shares of Common Stock shall be determined by dividing the amount of such accrued dividends as of the redemption date or the Conversion Date (as defined below) by the Conversion Price (as defined below) on the applicable redemption date or Conversion Date.

     3.   Voting Rights.   The holders of Series G Preferred Stock shall not be
          -------------
entitled to vote upon any matters presented to the shareholders, except as provided by law and except that without the approval of holders of a majority of the outstanding shares of Series G Preferred Stock, the Company shall not (a) authorize, create or issue any shares of any class or series ranking senior to the Series G Preferred Stock as to liquidation rights, (b) amend, alter or repeal, by any means, the Articles of Incorporation if the powers, preferences, or special rights of the Series G Preferred Stock would be adversely affected, or (c) become subject to any restriction on the Series G Preferred Stock, other than restrictions arising under the General Corporation Law of the State of California or existing under the Articles of Incorporation as in effect on the Closing Date (as defined below); provided, however, that the creation of additional series of Preferred Stock with substantially equivalent rights, preferences, privileges and restrictions as those of this Series G Preferred Stock shall not be a violation of this Section 3.

     4.   Liquidation, Dissolution or Winding Up.  In the event of a voluntary
          --------------------------------------
or involuntary liquidation, dissolution or winding up of the Company, the holders of Series G Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, an amount per share of Series G Preferred Stock equal to the stated value of such share of Series G Preferred Stock and a further amount equal to any dividends accrued and unpaid thereon, as provided in paragraph 2 hereof, to the date that payment is made available to the holders of Series G Preferred Stock, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of shares of stock of the Company junior in rank to the Series G Preferred Stock.

     If upon such liquidation, dissolution or winding up, the assets thus distributed among the holders of the Series G Preferred Stock and other series of preferred stock that upon liquidation, dissolution or winding up share pari passu with the Series G Preferred Stock shall be insufficient to permit the payment to all such holders of the full preferential

                                       3.
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amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Series G Preferred Stock and such other series of Preferred Stock.

     A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 4.

     5.   Conversion Rights.  Each holder of Series G Preferred Stock shall have
          -----------------
the right, exercisable at the option of such holder at any time after the Closing Date through and including January 31, 2003, to convert, subject to the terms and provisions set forth herein, all or any portion of the outstanding shares of Series G Preferred Stock into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at the Conversion Price (as defined below) on the applicable Conversion Date (as defined below). The date the shares of Series G Preferred Stock is issued is herein referred to as the "Closing Date."

     6.   Conversion Price.  The "Conversion Price" shall be $0.35, which
          ----------------
Conversion Price shall be subject to further adjustments as set forth in paragraph 8.

     7.   Conversion Procedure.   The holder of any shares of the Series G
          --------------------
Preferred Stock may exercise its rights to convert all or any portion of such shares into shares of Common Stock by surrendering the share certificates for the Series G Preferred Stock to be converted to the Company, at its principal office or at such other office or agency maintained by the Company for that purpose, accompanied or preceded by a written notice of the holder's election to convert such shares, or a specified portion of such shares (as provided in the notice, but for not less than $50,000 aggregate stated value of Series G Preferred Stock), executed by such holder, which notice shall specify a Conversion Date and accompanied, if required by the Company, by proper assignment in blank. The date specified in any conversion notice delivered by any holder of the Series G Preferred Stock, which date shall be no earlier than the date of actual delivery of such notice, shall be defined as the "Conversion Date," provided share certificates are delivered within three business days to the Company or its transfer agent.

     As promptly as practicable after the surrender as herein provided of a certificate evidencing shares of Series G Preferred Stock for conversion, the Company shall deliver or cause to be delivered to or upon the written order of the holder of the certificate evidencing the Series G Preferred Stock so surrendered certificates representing the number of fully paid and nonassessable shares of Common Stock into which the Series G Preferred Stock, or such portion thereof, may be converted in accordance with the provisions herein. Such

                                       4.
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number shall be determined by dividing the product of $1,000 times the number of shares of Series G Preferred Stock to be converted (plus any unpaid dividends on such shares of Series G Preferred Stock to be converted accrued from the next preceding dividend payment date, if such dividends are to be paid in shares of Common Stock) by the Conversion Price on the applicable Conversion Date, calculated to the nearest share of Common Stock (fractions of less than 1/2 being disregarded and fractions of 1/2 or greater being rounded up to the next full share).

     Any conversion of the Series G Preferred Stock shall be deemed to have been made at the close of business on the Conversion Date specified in the applicable conversion notice, so that the rights of the holder of the Series G Preferred Stock as a holder thereof, or such portion thereof, shall cease at such time and the person or persons entitled to receive any of the shares of Common Stock upon conversion of the Series G Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time.

     The Company shall pay all unpaid dividends on any Series G Preferred Stock so converted which has accrued through and including the date upon which such conversion is deemed to have been effected in accordance with this paragraph 7, such payment to be made in cash or in shares of Common Stock (calculated at the Conversion Price then in effect) at the Company's option.

     The issuance of certificates for Common Stock upon the conversion of Series G Preferred Stock shall be made without charge to the holder of the Series G Preferred Stock converting such shares for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of the Series G Preferred Stock.

     Upon the conversion in whole or in part of any shares of Series G Preferred Stock, if only a portion of the Series G Preferred Stock is used in such conversion, then the Company shall execute and deliver to or upon the order of the holder thereof, at the expense of the Company, a new Series G Preferred Stock certificate or certificates evidencing the unused portion of such Series G Preferred Stock.

     All Series G Preferred Stock certificates or portions thereof which have been converted shall be canceled by the Company and no Series G Preferred Stock certificates shall be issued in lieu of the portion of the Series G Preferred Stock so converted.

     8.   Conversion Price Adjustments.  The Conversion Price shall be subject
          ----------------------------
to adjustment from time to time upon the occurrence of certain events as follows:

                                       5.
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          (a) Reclassifications or Combinations.  If the Company shall combine
              ---------------------------------
or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price shall be proportionately adjusted by multiplying such price by a fraction, the numerator of which is the number of shares being surrendered to the Company and the denominator of which is the number of shares being issued by the Company in such combination or reclassification (i.e. in the case of a 2-for-5 reverse stock split the Conversion Price would be multiplied by five and divided by two).

          (b) Rounding of Calculations; Minimum Adjustment.  All calculations
              --------------------------------------------
under this paragraph 8 shall be made to the nearest cent. No adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (c) Adjustments for Consolidation, Merger, etc.  If the Company shall
              ------------------------------------------
at any time consolidate with or merge into another corporation (where the Company is not the continuing corporation after such merger or consolidation), the holder of Series G Preferred Stock shall thereafter be entitled to receive, upon the conversion of the shares of Series G Preferred Stock, the securities or property to which a holder of the number of shares of Common Stock then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger had such holder converted immediately prior to such consolidation or merger (subject to subsequent adjustments under paragraph 8 hereof), and the Company shall take such steps in connection with such consolidation or merger as may be reasonably necessary to assure such holder that the provisions of this Certificate of Determination, shall thereafter be applicable in relation to any securities or property thereafter deliverable upon the conversion of the Series G Preferred Stock, including, but not limited to, obtaining a written acknowledgment from the continuing corporation of its obligation to supply such securities or property upon such conversion. In the event of such a consolidation or merger, the Company shall provide written notice to each holder of the Series G Preferred Stock at least 30 days prior to the consummation of such consolidation or merger, and such holder may convert its shares of Series G Preferred Stock within such 30-day period. A sale of all or substantially all of the assets of the Company shall be deemed a consolidation or merger for the foregoing purposes.

     9.   Voluntary Adjustment.  The Company may make, but shall not be
          --------------------
obligated to make, such decreases in the Conversion Price so as to increase the number of shares of Common Stock into which the Series G Preferred Stock may be converted, in addition to those required by paragraph 8, as it

                                       6.
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considers to be advisable in order to avoid federal income tax treatment as a dividend of stock or stock rights.

     10.  Reservation of Shares of Common Stock for Conversion.  The Company
          ----------------------------------------------------
shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series G Preferred Stock that are then outstanding. The Company shall use its reasonable best efforts to take the action necessary to increase the number of reserved shares from time to time if needed, and to increase the number of authorized shares of Common Stock if such an increase should become necessary to effect conversion of all shares of Series G Preferred Stock that are then outstanding.

     11.  Notice of Adjustment of Conversion Price.  Whenever the Conversion
          ----------------------------------------
Price is adjusted as herein provided, the Company shall forthwith file with any transfer agent or agents, if any, for the Series G Preferred Stock, and at the principal office of the Company, a statement signed by the President or a Vice-President and by the Chief Financial Officer or the Secretary or the Assistant Secretary of the Company setting forth the adjusted Conversion Price. The statement so filed shall be open to inspection by any holder of record of shares of Series G Preferred Stock. The Company shall also, at the time of filing any such statement, mail notice to the same effect to the holders of shares of Series G Preferred Stock at their addresses appearing on the books of the Company or supplied by such holder to the Company for the purpose of notice.

     RESOLVED FURTHER, that the Chairman of the Board and Assistant Secretary of the Company be, and hereby are, authorized and directed to prepare, execute, verify, and file in the Office of the California Secretary of State, a Certificate of Determination in accordance with this resolution and as required by law.

                                       7.
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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.



Dated:  February 27, 1998  /s/ Richard F. Gordon, Jr.
                           --------------------------
                           Richard F. Gordon, Jr.
                           Chairman of the Board

                                       8.
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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.



Dated:  February 27, 1998  /s/ James R. Spievak
                           ---------------------------
                           James R. Spievak,
                           Assistant Secretary

                                       9.